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                      AMERICAN MEDICAL SECURITY GROUP, INC.
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



                                 Filed by: American Medical Security Group, Inc.
                                                       Pursuant to Rule 14a-6(b)
                                       under the Securities Exchange Act of 1934

                          Subject Company: American Medical Security Group, Inc.
                                                     Commission File No. 1-13154



Samuel V. Miller, Chairman of the Board of Directors, President and Chief Executive Officer and John R. Lombardi, Executive Vice President, Chief Financial Officer and Treasurer of American Medical Security Group, Inc. ("AMS"), discussed AMS's financial results for the quarter ended September 30, 2004, in a public conference call at 9:00 a.m., Central Standard Time, on Thursday, November 4, 2004, the content of which discussion was transcribed and is hereby incorporated by reference into this filing.


                                       AMS
                AMS THIRD QUARTER 2004 FINANCIAL CONFERENCE CALL

                                NOVEMBER 4, 2004
                                   9:00 AM CT

Conference Coordinator:    Good day.

                      All set now on the lines in a listen only mode.

                      At this time I would like to turn the call over to Mr. Sam Miller, Chairman, President, and CEO of American Medical Security.

                      Please go ahead, sir.

Sam Miller:           Good morning everyone.  We're glad you could join us to
                      review our results for the third quarter of 2004. I'm joined today by John Lombardi, our CFO, Tim Moore, our General Counsel, Cliff Bowers, VP of Investor Relations.

                      Before we begin our comments I'll ask Tim Moore to present our necessary cautionary statement. Tim.

Tim Moore:            Thanks, Sam.

                      I'd like to remind everyone that some of the statements made during this conference call may be forward-looking statements. Forward-looking statements express the company's expectations for the future rather than historical facts. Such statements are subject to inherent risks and uncertainties that may cause actual results or events to differ materially from the company's expectations. Please refer to the cautionary statements contained in yesterday's press release, our Definitive Proxy Statement filed with the SEC on November 1, 2004, relating to the proposed merger, and the various documents filed by the company with the SEC for discussion of some of these risk factors affecting the company and its business. Also please be aware that forward-looking statements made today express the company's expectations as of today, and that the company assumes no obligation to update such statements as a result of new information, changes in circumstances, future events, or for any other reason. Finally, reference will be made this morning to certain amounts or ratios that are non-GAAP financial measures. Management believes that these non-GAAP measures are useful in understanding the ongoing operations of the company. Listeners are encouraged to refer to our press release and the financial supplements found in the Investor Section of our website for reconciliation of such non-GAAP measures to the most directly comparable GAAP amount. Additionally investors and security holders are urged to read the Definitive Proxy Statement and any other relevant documents filed with the SEC because they contain important information about the proposed merger.

                      Sam.

Sam Miller:           Thanks, Tim.  I'm certainly aware that there's a great
                      deal of interest in the status of our proposed merger with PacifiCare. And I'll comment on that later in the call.
                      First, let's look at our business performance for the period.

                      For the third quarter we reported an adjusted net income of 54 cents per diluted share and GAAP net income of 36 cents per diluted share.

                      John will provide details in a moment but suffice it to say the trends impacting our business in recent quarters remain largely unchanged.

                      On one hand our MedOne individual membership continues to grow nicely. Our consumer driven product designs, including those compatible with Health Savings Account, have been well received by their agents and their customers.

                      On the other hand, our small group business remains constrained by the economy and, to some degree, the competitive environment. The economic turnaround has not yet stimulated small employers to increase their workforces or to initiate or increase health benefit coverage.

                      While the environment in our two businesses are markedly different, we believe we are taking the actions necessary to maximize our prospects in both. I'll have more comments on that in just a few moments.

                      Before I do, I'll ask John to take you through our financial results for the third quarter and year-to-date. John.

John Lombardi:        Thank you, Sam.  Good morning everyone.

                      As Sam just mentioned we're pleased to report third quarter adjusted net income of $7.9 million or 54 cents per share. That compares to an adjusted net income for the third quarter of 2003 of $7 million or 49 cents per share.

                      Adjusted net income for the nine months in 2004 is $23.3 million or $1.59 per share compared to $20.1 million or $1.44 per share in 2003. Net income improved 16% year-over-year on an adjusted basis reflecting continued improvements in operating performance. Both the loss and expense ratios have improved year-over-year. I'll talk more about our operating ratios a little later.

                      Before I go further, let me say, as noted in our press release, we are using certain non-GAAP or adjusted amounts in our discussion. Adjusted net income excludes discontinued operations for 2003 and realized investment gains and losses for both years. Also, for 2004 it excludes a one-time gain in the first quarter from a settlement with our former pharmacy benefits manager. In addition, it excludes a charge for transaction costs in the third quarter relating to the pending merger with PacifiCare.

                      Now let's look at top line and membership results. Total revenues were $183.4 million in the third quarter of 2004. This is a sequential decline of .3 of 1% or $600,000.

                      Trends in medical membership have an impact - have a significant impact on revenues. Let me discuss two of these membership trends and how they affect revenue. First, we continue to see a shift in the mix of our business toward MedOne and away from Group. Our MedOne products have a significantly lower premium than group products. In the third quarter, MedOne premiums per member averaged 32% less than the premium charged to the average group member. Secondly, we continue to see a trend for consumer-driven products, such as our HSA product, which have scaled back benefits and lower premiums. This is particularly true for MedOne products. In fact, we have seen average per member per month premiums for MedOne products decrease at an annual rate of 9% during the third quarter. While both these trends have a neutral positive effect on our bottom line, they have put pressure on top line growth.

                      Total health membership which includes both medical and dental members was 530,000 members at the end of the third quarter. This is a decrease of about 4,000 members from the second quarter and is due to a reduction in dental membership.

                      On the other hand, our medical membership increased by 300 members in the third quarter driven primarily by increasing MedOne membership. As we note in our press release, new member enrollment for our MedOne business has continued its strong performance, leading to in force membership growth for four consecutive quarters.

                      Increases in MedOne membership have largely been offset by reductions in group membership. Group membership continues to experience a difficult economic environment resulting in net same-store membership reductions from our in-force business. The trend in the first three quarters of 2004 is slightly better than 2003. However, same-store membership deletes continue to have a negative impact on group membership.

                      Now let's spend a little time looking at our key operating ratios. The third quarter 2004 health segment loss ratio of 67.7% is an improvement of 50 basis points over the third quarter of last year. On a year-to-date basis the adjusted health segment loss ratio also improved 40 basis points to 67.5% in 2004.

                      Recent experience indicates that claim cost trends have remained fairly constant, but there are indicators that they may be declining slightly.

                      The health segment expense ratio in the third quarter increased 20 basis points to 27.2% compared to 27% in the same period last year. For nine months, the expense ratio improved 10 basis points from 27.6% in 2003 to 27.5% in 2004.

                      The health segment combined ratio, which is the sum of the loss and expense ratios, improved 40 basis points in the third quarter over the same period last year. For the first nine months of 2004, the adjusted health segment combined ratio improved 50 basis points over 2003. As I mentioned earlier, this reflects the improvements in both the loss and expense ratios.

                      Now let's take a look at our cash flow and balance sheet.

                      Cash flow from operations during the third quarter of 2004 was $4.7 million compared to $9.1 million for the same period one year ago. Cash flow in the third quarter of 2004 was significantly impacted by litigation related payments in excess of $10 million as well as the payment of certain merger related transaction costs.

                      Net cash provided by operations for the first nine months of 2004 was $11.5 million compared from cash from operations of $7.5 million in 2003.

                      Our balance sheet continues to be strong. Our debt to total capital ratio is 11%, reflecting our strong capital position.

                      Our days in claims payable decreased by approximately nine days going from 92 days at the end of the second quarter to 83.1 days at the end of the third quarter. This decrease is due primarily to the payment of the litigation settlements I just mentioned.

                      Finally book value per share is up 13% to $17.78 compared to $15.71 one year ago.

                      Thank you. Now I'll turn the call back to Sam.

Sam Miller:           Thanks, John.

                      We talked for several quarters about the continued emergence of consumer-driven healthcare and the need to get consumers engaged in the economics of their healthcare decisions. Our agents now see consumer directed plans such as HSAs, HRAs, and other high deductible plans as a competitive imperative.

                      Agents are hungry not just for the plans but also for the necessary expertise to properly market and administer them. We're working diligently to fill that need and become their carrier of choice for consumer-driven products.

                      I believe AMS is well positioned to accomplish that. In the past few years we've built a diverse portfolio of consumer-directed products and marketing tools for both of our core businesses. That includes a range of Health Savings Accounts compatible products for individuals that have been brought to market since the beginning of the year.

                      In the past few months we've also introduced HSA products for small groups in a number of our states to complement the Health Reimbursement Arrangement plans we unveiled last year.

                      Beyond the consumer-driven opportunity, we are working to augment our distribution systems by expanding both our MedOne specialists and telesales operation. We believe our investment in this area will allow us to further accelerate our MedOne growth by multiplying our agent contact.

                      At the same time we're beginning to roll out consumer friendly telephonic and internet based enrollment tools. These new processes protect the critical agent link while having the potential to significantly reduce the time agents need to directly spend on the enrollment process. That frees them up to sell more business, hopefully ours.

                      One last subject, and that is our proposed merger with PacifiCare. Most of you are already aware that our definitive proxy statement and proxy card have been mailed to our shareholders and that our shareholder meeting is scheduled for December 2nd. It's anticipated that the acquisition will be complemented or completed after shareholder approval and state and federal regulatory and other customary approvals are received.

                      As you might imagine, legal constraints of the merger process have limited how aggressive we can be in transition planning and implementation.

                      However, I have great confidence that this merger, once final, will quickly begin to realize its full potential. I look forward to being part of that success story.

                      With that, I'll ask the Operator to facilitate any questions you might have.

Conference Coordinator: At this time, if you would like to ask a question, you may do so by pressing star one on your touchtone phone. You may withdraw your question at any time by pressing the pound key. Again to ask to a question you may do so by pressing star one on your touchtone phone. We'll wait one moment while questions queue up.

                      Our first question comes from Jo France of Banc of America.

                      Please go ahead.

Jo France:            Great.  Thank you very much.  I just have one quick
                      question.

                      PacifiCare, speaking recently, indicated that when you had talked initially about the overlap between the two companies enrollment being about 24%, which, if I'm doing the math right, is somewhere between 75,000 and 80,000 lives. Howie suggested that you all are looking into the possibility of immediately putting those lives into the PacifiCare network with their discounts instead of yours. How is that process proceeding, and what do you think the odds are of it being effective prior to the January close?

Sam Miller:           Well we've had some arms length discussions about
                      purchasing networks ahead of the close, and we're proceeding with those discussions. Obviously getting the synergies from their network discounts is a substantial deal and we'll go at that process as quickly as we can to start with on an arms length discussion basis and we hope to hit the ground running kind of at the first of the year, I think.

Jo France:            Kind of a related question then is, also, have you - can
                      you actually switch your PBM in advance of the closing?

Sam Miller:           Well we have a contract with our current PBM and we expect to honor our agreement with our PBM.

Jo France:            What is it run through?

Sam Miller:           I can't answer that question.  It's a five-year contract
                      and I think there's probably three years left, two or three.

Jo France:            That's great.  Thank you very much.

Conference Coordinator: Our next question will come from the side of Sheryl
                      Skolnick of Folcrum Global Partners.

                      Please go ahead.

Sheryl Skolnick:      Good morning everyone.

                      It's always a sigh of relief when I know I've dialed in on the right phone number.

                      The litigation settlements that you paid were - could you tell us were they in relation - which suit they were in relation to, the Alabama, Georgia or Florida?

Sam Miller:           You know Sheryl, we never kind of delve into litigation
                      payments. They're always kind of confidential in nature and so forth. So just - we settled some litigation that we've disclosed before.

Sheryl Skolnick:      I'm not sure why it matters that you can't tell us which
                      one it was on because - okay fine.

                      And then, can you tell us just where you are in terms of having spent the $10 million as a percent of risk-based capital and how much cash would be available to dividend up to the parent?

Sam Miller:           Well I think our risk-based capital calculation is about
                      808%, not scoring any basis points here, but about 808.
                      And I think as we said before, there is no plan to dividend anything to the parent at this point. But I think it's safe to say that if you took a reasonable risk-based capital level of about 350 that there'd be an excess of $100 million there.

Sheryl Skolnick:      Okay.  That's kind of what I thought.

                      And then is there -- and just two more questions and the next one is a little one. With the hurricanes in Florida, roughly 10% of your business, your lives presumably are still in Florida on the individual side, have you seen any evidence of increased cost trends in Florida at all?

Sam Miller:           No we haven't. As a matter of fact, we've looked pretty
                      carefully at that and, although it's still kind of early because you get some delays in billing and so forth.
                      We'd rather think - and this is only a guess on our part because we have nothing solid - that any increased utilization was kind of offset by people not going to doctors during those particular times.

Sheryl Skolnick:      Right.

Sam Miller:           So we really haven't seen a net change one way or the
                      other that we can identify.

Sheryl Skolnick:      Okay.  The reason why I ask is that - and I realize that
                      these things are not necessarily reliable indicators - but there did appear to be, on a PMPM basis, a $1 or so increase in sequential costs for the fully insured base.
                      So it went from $125 to $126 a month.

Sam Miller:           And last year from the second to third quarter from $124
                      to $127.  I mean I think that ...

Sheryl Skolnick:      That's seasonal.

Sam Miller:           That's pretty seasonal for us.  Yeah.

Sheryl Skolnick:      Okay.  So...

John Lombardi:        Sheryl, I think the best way to look at this - this is
                      John - is really on a year-to-date basis. You get a better look at how we're doing and there you can see that its gone down year-over-year.

Sheryl Skolnick:      Right, well wait a minute, but excluding the PBM
                      settlement, I'm not sure it has.

Sam Miller:           Right.

John Lombardi:        True.

Sheryl Skolnick:      Okay.  Because it was 119 if I remember correctly in the
                      first quarter and I mean, we always have to remember to subtract it.

Sam Miller:           Yeah.  That's right.

Sheryl Skolnick       Okay. And then, one of the things that we're hearing about in hospital land is the - there's some concern from their perspective about the shifts from high-cost networks to low-cost networks. I suspect as we're seeing in your business as we get a shift from more - from less affordable to more affordable and vis-a-vis your anticipated combination with PacifiCare, you too will be moving from a rented network to an owned network, one presumes, post transaction.

                      Do you see - I mean, is that something that you see as being a factor perhaps in the small group area that maybe you're a little less competitive because you're using a non-owned network?

Sam Miller:           Sure. I don't think there's any secret in the fact that
                      our cost of care is - in our rented network, in some cases, especially in big metropolitan areas where some of our big competitors have better discounts - that our cost of care is higher. That's why we've always


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

                      tried to differentiate ourselves on product, on concept and on customer service. Because heads up, cost-of-care to cost-of-care, in some places, we have a disadvantage. That disadvantage will go away in most of our overlapped states which is, you know, California, or excuse me...

Sheryl Skolnick:      Not California, Texas.

Sam Miller:           In Arizona, Nevada, Texas, and Oklahoma and Colorado.
                      So...

Sheryl Skolnick:      Right.

Sam Miller:           Where PacifiCare has proprietary networks.  And we will of course go to use those networks as best we can in line with whatever other contractual network relationships we have.

Sheryl Skolnick:      Of course.  And then one final question, if I may.  How
                      have the brokers and agents responded to the news of the transaction?

Sam Miller:           I think it's been very positive. I think in the
                      non-overlap states, PacifiCare in Michigan and Florida is not unknown. But I think the halo effect of a big national company is going to be positive. And then in the overlapped states, I think PacifiCare has a consumer brand that it will be very helpful.

Sheryl Skolnick:      So they see it as additive to their portfolio of things
                      they can sell.

Sam Miller:           Sure.  I mean it's like everything else, you know, we're
                      in kind of a funny period. So there's the kind of unknown until we can launch joint products and that kind of thing next year.

Sheryl Skolnick:      Understood.  Well thank you very much gentlemen for
                      everything you've done for all these years. It's been a great ride.

Sam Miller:           Thank you.

Conference Coordinator: Once again if you would like to ask a question you may do so by pressing star one on your touchtone phone. You may withdraw your question at any time by pressing the pound key.

                      Our next question will come from the line of John Szabo of CIBC World Market. Please go ahead.

John Szabo:           Thanks. Good morning. Sam, I think at the time of the
                      transaction, you had said that you guys were working on a Med-Sup product. Where are you with that? And then also, could you give us a bit of a profile of your distribution network? You know, how many of those brokers sell Med-Sup, who's the typical provider, and I guess where I'm going with this ultimately is, how easy do you think it's going to be to load some of PacifiCare's products onto that distribution network?

Sam Miller:           Good.  Good morning, John.

                      First of all, we're looking at Med-Sup because we thought it could be a complimentary line. We no longer have to look for a product or a platform because PacifiCare is in that business and they're in that business in almost all of the states we're in. And we will start looking as soon as we possibly can at that. We've got 30,000 plus agents and we think a number - a major subset of that, or at least a subset of that 30,000 plus agents, sell Med-Sup. And, of course, with our telephone telesales operation in place now, with 25 plus people on the phone everyday talking to 30 to 50 agents per day, we think we can find the answer to your question out pretty quickly of how many people sell Med-Sup and how many would be interested in it. And we intend to do that as soon as practical and within the bounds of, you know, legal bounds if you would.

                      So we think the Med-Sup business through our distribution system is an exciting opportunity, and we will be working on that as soon as we can.

John Szabo:           Sam, is that product more like the typical commercial
                      individual product, in other words, you'll take all comers in the agent network as opposed to maybe a small group where you're concerned about adverse selection and therefore try to concentrate the distribution a little bit more?

Sam Miller:           Yeah. I think the Med-Sup business is a fully underwritten business and you can accept and reject folks, so I think it's a take on all comers. I'm answering that question without full knowledge about how PacifiCare really does their Med-Sup business, but we would anticipate that we can make that offering to almost all of our agents and continue to use it as one more recruiting tool to why people should, in the non-overlapped states, why they should come to AMS for their individual, small group and/or Med-Sup business.

John Szabo:           I mean, do you think that was a fairly significant
                      factor in terms of how much business you got from those other lines? In other words, do you think the availability of that Med-Sup could help your individual and small group sales?

Sam Miller:           I don't know about small group, but I think in the
                      individual side there's a lot of people that sell individual and Med-Sup business. And then there will be a new subset of agents who only sell Med-Sup, that today we don't deal with, you know that aren't attracted to us, but that with our existing recruitment platform and our telesales operation that we can find those people and get them on board.

John Szabo:           Okay.  Thanks and, again, best of luck and I'm assuming
                      this is going to be your last call. So, good luck to you guys in the transaction.

Sam Miller:           Thanks, John.

Conference Coordinator: Once again if you would like to ask a question you may do so by pressing star one on your touchtone phone.

                      We have a follow-up question from Sheryl Skolnick of Fulcrum Global Partners. Please go ahead.

Sheryl Skolnick:      Thank you. I actually have two. The first one
                      is, I think on the last call we talked about you re-engineering the small group sales force and broker network along the lines of the successful strategy you implemented on the MedOne side. Are you still moving forward with that?

Sam Miller:           I guess I'm at a little loss of what, you know...

Sheryl Skolnick:      Well I thought that you did some retraining and
                      some repositioning, and you did some changes to the structure of the network where you built up more, on your own, sort of regional sales centers and some of that was small group and some of that was MedOne. And I had the impression that you were getting a lot of traction on the MedOne side, that it was working well and that there were still some moving parts and pieces on the small group side. Is that not correct?

Sam Miller:           Well what we've done in our distribution is we've
                      added the telesales and MedOne specialists to the contingent that's out dealing with agents. I don't know that we've really re-engineered the group side so much. It has had the net effect of allowing the district sales reps to spend more time on groups, as the telesales people make more contacts in the individual side.

                      But also, the DSRs are continuing to make individual contacts as well and trying to ferret out larger producers versus the occasional producer. We really see the telesales people as out trying to cover the masses, if you would, trying to get the occasional producer, and having our salaried district sales reps throughout, you know, feet on the street trying to find larger producers and training them, and doing the training - face-to-face training - for HSAs, HRAs, and so forth and the group side of the HSA business. So, I guess there's been a shift in some duties because as we rely more on mass contact to be done by our telesales people; the specific contact and training can be done by our DSRs.

Sheryl Skolnick:      Okay.  That was kind of - that was what I getting at.

Sam Miller:           Yeah.

Sheryl Skolnick:      Okay.  And then, I guess I'll just ask it for the record,
                      do you have any comments or thoughts on the alleged
                      Spritzer investigation in the health insurance business?

Sam Miller:           Well, first of all, I'll just say AMS has not been
                      contacted by any regulator or investigative body regarding any of these matters.

Sheryl Skolnick:      Okay.

Sam Miller:           The bottom line is we really don't see a connection
                      between those serious matters raised and the way we do business in our sector. We think that in a small group and individual business, bid rigging is - when there's four or five agents involved, bid rigging is kind of a non-starter, you know. So we see no evidence of any of that. And again we're not really in the large group business. We probably have just a couple percent of business that's over 50 employees. So we don't - we see that this might relate more to the property and casualty business than it does to the small group and individual markets in the managed care sector. So we don't really see any issues at this point. We continue to review, and we're certainly for disclosure of any compensation. We're totally, you know, in that camp.

Sheryl Skolnick:      Got it. Okay. And just a message from a
                      shareholder who tells me that they want to know where you're going next because they're willing to invest with you in the future. So I guess that says it all.

Sam Miller:           The answer is PacifiCare.

Sheryl Skolnick:      Right, well, okay, very good.  Thanks so much.

Sam Miller:           Sure.

Conference Coordinator: We have no further questions at this time.

                      I'll turn the call back over to Mr. Miller.

Sam Miller:           First of all I just want to thank - to extend our
                      best wishes and thanks to the shareholders, analysts, and other members of the financial community we worked with over the past six years. We believe that the PacifiCare merger serves the interest - their interest very well. And we're delighted to conclude what is likely our final conference call on such a positive note. Have a good day.
                      Thank you.

Conference Coordinator: This concludes today's conference call.

                      You may disconnect your line at any time.


                                       END


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